Exhibit 3.1

CERTIFICATE OF CORRECTION

OF

CERTIFICATE OF AMENDMENT

OF

DURECT CORPORATION

DURECT Corporation, a Delaware corporation (the “Corporation”), does hereby certify, pursuant to Section 103 of the Delaware General Corporation Law (the “DGCL”):

First:  On June 15, 2021, the Corporation filed a Certificate of Amendment (the “Certificate of Amendment”) of the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) pursuant to Section 242 of the DGCL with the Office of the Secretary of State of the State of Delaware. The Certificate of Incorporation requires correction as permitted by Section 103 of the DGCL.

Second:  The Certificate of Amendment is an inaccurate record of the corporate action referred to therein because the amendment to the Certificate of Incorporation specified in the Certificate of Amendment was not properly authorized by the stockholders of the Corporation in accordance with Section 242 of the DGCL.

Third:  As a result of such inaccuracy, the Certificate of Amendment is null and void.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Correction on the date set forth below.

DURECT CORPORATION

By:	/s/ James E. Brown
Name:	James E. Brown
Title:	President and Chief Executive Officer

Date:	June 25, 2021

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